Exhibit 99.1

Aptinyx Reports Second Quarter 2019 Financial Results and Highlights

Reported that NYX-2925 met primary and secondary endpoints in Phase 2 fibromyalgia study

On track to initiate three additional Phase 2 studies in 2H 2019 across pipeline of CNS product candidates

Conference call today at 8:00 a.m. ET

EVANSTON, Ill., August 12, 2019 — Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results for the second quarter of 2019 and recent highlights.

“We made substantial business and clinical progress in the second quarter,” said Norbert Riedel, Ph.D., president and chief executive officer at Aptinyx. “The positive results on both primary and secondary endpoints in our Phase 2 study of NYX-2925 in fibromyalgia have afforded us remarkable understanding of the activity of this compound. Those results demonstrate conclusively that NYX-2925 is not only present in the brain, but also that it has positive activity on brain biomarkers known to be associated with the processing of centralized pain. Moreover, both the fibromyalgia study and the results in patients with advanced diabetic peripheral neuropathy provide evidence that this activity of NYX-2925 can result in improvement of pain and other patient-reported symptoms in these disorders. We will seek to further validate these effects on symptom alleviation in our follow-up Phase 2 studies in both fibromyalgia and DPN, to begin in the coming months. Along with our first-in-patient studies of NYX-783 in PTSD, currently enrolling, and of NYX-458 in cognitive impairment in Parkinson’s disease, to kick off later this year, we will have four Phase 2 studies ongoing by the end of 2019 that will offer key development insights across our pipeline over the next 12 to 24 months.”

Second Quarter 2019 and Recent Highlights

•                  Reported that NYX-2925 met primary and secondary endpoints in a Phase 2 study in patients with fibromyalgia. In June 2019, Aptinyx reported positive results from a Phase 2 neuroimaging study of NYX-2925 in patients with fibromyalgia. In the study, administration of NYX-2925 resulted in statistically significant effects on the primary endpoint, neuroimaging biomarkers associated with pain processing. NYX-2925 demonstrated statistically significant reductions in connectivity and glutamate levels in brain regions that are known to be involved in the processing of centralized chronic pain. Statistically significant effects were also observed on secondary endpoints, including improvements in patient-reported pain and other symptoms of fibromyalgia. The company expects to initiate a Phase 2 fibromyalgia study focused on patient-reported symptoms in the second half of 2019.

•                  Reported data demonstrating robust activity of NYX-783 on alcohol-seeking behavior and relapse-like behavior in multiple preclinical models of alcohol use disorder. In June 2019, Aptinyx reported findings from preclinical studies that support the potential of NYX-783 in treating alcohol use disorder. In an alcohol-dependence model and a stress-induced alcohol-seeking model, rodents dosed with NYX-783 showed significantly more rapid elimination of alcohol-seeking behavior compared to vehicle-treated rodents. NYX-783 also led to significantly less relapse-like behavior across both models. These data support the continued evaluation of NYX-783 and indicate that NYX-783 may be an effective approach to addressing alcohol abuse in patients with or without comorbid PTSD.

Upcoming Milestones

•                  Initiation of Phase 2 study of NYX-2925 in patients with painful diabetic neuropathy in 2H 2019.

•                  Initiation of Phase 2 study of NYX-2925 in patients with fibromyalgia in 2H 2019.

•                  Initiation of Phase 2 study of NYX-458 in patients with mild cognitive impairment in Parkinson’s disease in 2H 2019.

•                  Completion of, and reporting top-line data from, Phase 2 first-in-patient study of NYX-783 in PTSD in 2H 2020.

Second Quarter 2019 Financial Results

Cash Position: Cash and cash equivalents were $124.9 million at June 30, 2019 compared to $150.6 million at December 31, 2018.

Collaboration and Grant Revenue: Revenue was $0.9 million for the second quarter of 2019 compared to $2.1 million for same period in 2018. Aptinyx’s revenue was primarily derived from its research collaboration agreement with Allergan and government grants. The decrease was primarily driven by the option fee received in 2018 in connection with Allergan’s exercise of its option to acquire AGN-241751. The company does not rely on these revenues to fund its operations.

Research and Development (R&D) Expenses: R&D expenses were $9.5 million for the second quarter of 2019 compared to $13.7 million for the same period in 2018. The decrease in R&D expenses was primarily due to the completion of studies that were ongoing in the first half of 2018.

General and Administrative (G&A) Expenses: G&A expenses were $4.2 million for the second quarter of 2019 compared to $2.0 million for the same period in 2018. The increase in G&A expenses was primarily driven by $1.2 million in increased costs related to employee compensation, including $0.9 million of additional non-cash stock-based compensation expenses, as well as $0.9 million of increased professional fees and insurance costs to support ongoing business operations and compliance associated with being a publicly traded company.

Net Loss: Net loss was $12.1 million for the second quarter of 2019 compared to a net loss of $13.3 million for the same period in 2018.

Conference Call

The Aptinyx management team will host a conference call and webcast today at 8:00 a.m. ET to review its financial results and highlights for the second quarter of 2019. To access the call, please dial 1-866-930-5579 (domestic) or 1-409-216-0606 (international) and refer to conference ID 9072524. A live webcast of the call will be available on the Investors & Media section of Aptinyx’s website at https://ir.aptinyx.com. The archived webcast will be available approximately two hours after the conference call and for 30 days thereafter.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for the company’s product candidates, therapeutic effects of the company’s product candidates, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, the timing for the company’s receipt of data from its clinical studies, expectations regarding its preclinical development activities, and expectations regarding its uses and sufficiency of capital. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements, and other financial results; the company’s ability to fund operations through 2020; as well as those risks and uncertainties set forth in the company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including our upcoming quarterly report on Form 10-Q for the period ended June 30, 2019.  All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$124,891	$150,637
Restricted cash	252	252
Accounts receivable	450	578
Prepaid expenses and other current assets	2,878	1,784
Total current assets	128,471	153,251
Property and equipment, net and other long-term assets	1,700	2,363
Total assets	$130,171	$155,614

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$834	$1,889
Accrued expenses and other current liabilities	3,944	3,996
Total current liabilities	4,778	5,885
Other long-term liabilities	347	418
Total liabilities	5,125	6,303
Stockholders’ equity	125,046	149,311
Total liabilities and stockholders’ equity	$130,171	$155,614

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues
Collaboration revenue	$925	$2,017	$1,815	$2,951
Grant revenue	—	111	—	1,642
Total revenues	925	$2,128	1,815	4,593

Operating expenses
Research and development	9,481	13,686	21,971	25,911
General and administrative	4,171	2,022	9,896	4,071
Total operating expenses	13,652	15,708	31,867	29,982

Loss from operations	(12,727)	(13,580)	(30,052)	(25,389)
Other income	596	245	1,210	382
Net loss and comprehensive loss	$(12,131)	$(13,335)	$(28,842)	$(25,007)
Net loss per share - basic and diluted	$(0.36)	$(1.83)	$(0.86)	$(3.95)
Weighted average shares outstanding - basic and diluted	33,493	7,275	33,442	6,332

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.